EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-56161 of Sempra Energy on Form S-8 of our reports dated June 27, 2005, relating to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of Sempra Energy Savings Plan, Sempra Energy Trading Retirement Savings Plan, Southern California Gas Company Retirement Savings Plan, San Diego Gas & Electric Company Savings Plan, Twin Oaks Retirement Savings Plan, and Mesquite Power LLC Savings Plan for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

San Diego, California

June 27, 2005